Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE
Contact:

Trevor Burns	Kate Walker
Investor Relations	Media Relations
trevor.burns@equifax.com	mediainquiries@equifax.com

Equifax Delivers Above Guidance Second Quarter Results; Returns Approximately $190 Million Cash to Shareholders

ATLANTA, JULY 22, 2025 -- Equifax® (NYSE: EFX) today announced financial results for the quarter ended June 30, 2025.

•Second quarter 2025 revenue of $1.537 billion up 7% reported and 8% in local currency, and $27 million above the mid-point of our guidance, despite headwinds from U.S. Hiring and Mortgage markets.
•Second quarter U.S. Mortgage revenue up a strong 14% despite decline in underlying Mortgage market.
•Workforce Solutions second quarter revenue grew 8%. Verification Services revenue grew a strong 10%, with Non-Mortgage growth of 10% and Mortgage growth of 9%.
•USIS second quarter revenue grew a solid 9% with Mortgage revenue growth of 20% and Non-Mortgage revenue growth of over 4%.
•International second quarter revenue grew 4% on a reported basis with 6% on a local currency basis.
•New Product Innovation leveraging new EFX Cloud and EFX.AI delivered 14% new product Vitality Index, above our 10% LT Goal, with USIS VI of 10%, their highest ever.
•Returned approximately $190 million of cash to shareholders, including $127 million of share repurchases.
•Maintaining full-year 2025 constant dollar Guidance given uncertainties around economy and interest rates despite strong First Half results. Increasing full-year reported revenue by $35 million and Adjusted EPS by $0.03 per share for foreign exchange.

“Equifax delivered strong second quarter revenue of $1.537 billion, up 8% on a local currency basis and 7% on a reported basis that was $27 million above the mid-point of our April guidance. This was led by strong 14% U.S. Mortgage revenue growth and continued momentum in New Product Innovation with a Vitality Index of 14% despite headwinds from the U.S. Mortgage and Hiring markets. Workforce Solutions delivered 8% revenue growth, driven by Verification Services revenue growth of 10% led by Non-Mortgage revenue growth of 10% from strong double digit growth in the Government and Consumer Lending businesses. Mortgage revenue grew 9% despite continued weak Mortgage markets. USIS delivered solid revenue growth of 9%, above their 6 to 8% Long Term Financial Framework. USIS revenue growth was led by very strong Mortgage revenue growth of 20% and Non-Mortgage revenue growth of over 4%, led by strength in Auto. International delivered 6% local currency revenue growth led by Latin America and Europe. We were pleased with the strong Equifax results in a challenging and uncertain market environment,” said Mark W. Begor, Equifax Chief Executive Officer.

“With the uncertainties in the economy and interest rates, we are maintaining our full-year 2025 local currency revenue Guidance midpoint expectation for local currency revenue growth of 6%. We are increasing our full-year Guidance for reported revenue by $35 million and Adjusted EPS by $0.03 per share for the impact of foreign exchange.

In 2025, we expect to deliver over $900 million of free cash flow and a cash conversion ratio of over 95%, in line with our Long Term Financial Framework. Given our strong free cash flow and balance sheet, we returned about $190 million of cash to shareholders in the second quarter, including $127 million in share repurchases under our new $3 billion share repurchase program. Our ability to deliver significant excess free cash flow to shareholders is a big milestone for Equifax as we move post-Cloud to fully focus on growth, innovation, new products, and free cash generation to continue investing in EFX for growth and return cash to shareholders.

We continued to execute very well against our EFX2027 Strategic Priorities in the quarter, despite market headwinds. We are pivoting to leveraging our new Cloud capabilities to accelerate New Product Innovation leveraging our differentiated data assets, and investing in new products, data, analytics, and EFX.AI capabilities which are expected to drive growth in 2025 and beyond. We are energized about the New Equifax that is expected to deliver higher growth, margins, and accelerating free cash flow, and returning cash to shareholders in the future."

Financial Results Summary

The Company reported revenue of $1,537.0 million in the second quarter of 2025, up 7 percent on a reported basis and up 8 percent on a local currency basis compared to the second quarter of 2024.

Net income attributable to Equifax of $191.3 million was up 17 percent in the second quarter of 2025 compared to $163.9 million in the second quarter of 2024.

Diluted EPS attributable to Equifax was $1.53 per share in the second quarter of 2025, up 17 percent compared to $1.31 per share in the second quarter of 2024.

Workforce Solutions second quarter results

•Total revenue was $662.1 million in the second quarter of 2025, up 8 percent compared to the second quarter of 2024. Operating margin for Workforce Solutions was 46.4 percent in the second quarter of 2025 compared to 44.5 percent in the second quarter of 2024. Adjusted EBITDA margin for Workforce Solutions was 53.3 percent in the second quarter of 2025 compared to 52.8 percent in the second quarter of 2024.
•Verification Services revenue was $567.1 million, up 10 percent compared to the second quarter of 2024.
•Employer Services revenue was $95.0 million, down 2 percent compared to the second quarter of 2024.

USIS second quarter results

•Total revenue was $521.5 million in the second quarter of 2025, up 9 percent compared to the second quarter of 2024. Operating margin for USIS was 22.6 percent in the second quarter of 2025 compared to 20.6 percent in the second quarter of 2024. Adjusted EBITDA margin for USIS was 35.0 percent in the second quarter of 2025 compared to 33.2 percent in the second quarter of 2024.
•Online Information Solutions revenue was $457.8 million, up 9 percent compared to the second quarter of 2024.
•Financial Marketing Services revenue was $63.7 million, up 6 percent compared to the second quarter of 2024.

International second quarter results

•Total revenue was $353.4 million in the second quarter of 2025, up 4 percent and up 6 percent compared to the second quarter of 2024 on a reported and local currency basis, respectively. Operating margin for International was 10.9 percent in the second quarter of 2025 compared to 11.9 percent in the second quarter of 2024. Adjusted EBITDA margin for International was 26.4 percent in the second quarter of 2025 compared to 25.6 percent in the second quarter of 2024.
•Latin America revenue was $99.6 million, up 2 percent compared to the second quarter of 2024 on a reported basis and up 11 percent on a local currency basis.
•Europe revenue was $99.2 million, up 12 percent compared to the second quarter of 2024 on a reported basis and up 6 percent on a local currency basis.
•Asia Pacific revenue was $85.3 million, up 1 percent compared to the second quarter of 2024 on a reported basis and up 4 percent on a local currency basis.
•Canada revenue was $69.3 million, flat compared to the second quarter of 2024 on a reported basis and up 1 percent on a local currency basis.

Adjusted EPS and Adjusted EBITDA Margin

•Adjusted EPS attributable to Equifax was $2.00 in the second quarter of 2025, up 10 percent compared to the second quarter of 2024.
•Adjusted EBITDA margin was 32.5 percent in the second quarter of 2025 compared to 32.0 percent in the second quarter of 2024.
•These financial measures exclude certain items as described further in the Non-GAAP Financial Measures section below.

2025 Third Quarter and Full Year Guidance
	Q3 2025		FY 2025
	Low-End	High-End	Low-End	High-End
Reported Revenue	$1.505 billion	$1.535 billion	$5.970 billion	$6.040 billion
Reported Revenue Growth	4.4%	6.5%	5.1%	6.3%
Local Currency Growth (1)	4.4%	6.5%	5.4%	6.6%
Organic Local Currency Growth (1)	4.4%	6.5%	5.4%	6.6%
Adjusted Earnings Per Share	$1.87 per share	$1.97 per share	$7.33 per share	$7.63 per share

(1)Refer to page 8 for definitions. Additionally, the definitions can be found in the Non-GAAP Financial Measures below.

About Equifax

At Equifax (NYSE: EFX), we believe knowledge drives progress. As a global data, analytics, and technology company, we play an essential role in the global economy by helping financial institutions, companies, employers, and government agencies make critical decisions with greater confidence. Our unique blend of differentiated data, analytics, and cloud technology drives insights to power decisions to move people forward. Headquartered in Atlanta and supported by nearly 15,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe, and the Asia Pacific region. For more information, visit www.equifax.com.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call on July 22, 2025 at 8:30 a.m. (ET) via a live audio webcast. To access the webcast and related presentation materials, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which is diluted EPS attributable to Equifax adjusted (to the extent noted above for different periods) for acquisition-related amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, gain on sale of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment and realignment of resources and other costs. All adjustments are net of tax, with a reconciling item with the aggregated tax impact of the adjustments. This earnings release also presents (i) adjusted EBITDA and adjusted EBITDA margin which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items, (ii) local currency revenue change which is calculated by conforming 2025 results using 2024 exchange rates, (iii) organic local currency revenue growth which is defined as local currency revenue growth, adjusted to reflect an increase in prior year Equifax revenue from the revenue of acquired companies in the prior year period, (iv) free cash flow, which is defined as cash provided by operating activities less capital expenditures, and (v) cash conversion, which is defined as the ratio of free cash flow to adjusted net income. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/Financial Information/Non-GAAP Financial Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements and forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, revenue growth, results of operations and financial performance, strategic initiatives, business plans, prospects and opportunities, the U.S. mortgage market, economic conditions and effective tax rates.

While Equifax believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors relate to (i) actions taken by us, including, but not limited to, restructuring actions, strategic initiatives (such as our cloud technology transformation), capital investments and asset acquisitions or dispositions, as well as (ii) developments beyond our control, including, but not limited to, changes in the U.S. mortgage market environment and changes more generally in U.S. and worldwide economic conditions (such as changes in interest rates and inflation levels and the evolving impact of tariffs) that materially impact consumer spending, home prices, investment values, consumer debt, unemployment rates and the demand for Equifax’s products and services. Deteriorations in economic conditions or increases in interest rates could lead to a decline in demand for our products and services and negatively impact our business. It may also impact financial markets and corporate credit markets, which could adversely impact our access to financing or the terms of any financing.

Other risk factors relevant to our business include: (i) any compromise of Equifax, customer or consumer information due to security breaches and other disruptions to our information technology infrastructure; (ii) the failure to achieve and maintain key industry or technical certifications; (iii) the failure to realize the anticipated benefits of our cloud technology transformation strategy; (iv) operational disruptions and strain on our resources caused by our transition to cloud-based technologies; (v) our ability to meet customer requirements for high system availability and response time performance; (vi) effects on our business if we provide inaccurate or unreliable data to customers; (vii) our ability to maintain access to credit, employment, financial and other data from external sources; (viii) the impact of competition; (ix) our ability to maintain relationships with key customers and business partners; (x) our ability to successfully introduce new products, services and analytical capabilities; (xi) the impact on the demand for some of our products and services due to the availability of free or less expensive consumer information; (xii) our ability to comply with our obligations under settlement agreements arising out of a material cybersecurity incident in 2017; (xiii) potential adverse developments in new and pending legal proceedings, government investigations and regulatory enforcement actions; (xiv) changes in, and the effects of, laws, regulations and government policies governing our business, including oversight by the Consumer Financial Protection Bureau in the U.S., the U.K. Financial Conduct Authority and Information Commissioner’s Office in the U.K., and the Office of Australian Information Commission and the Australian Competition and Consumer Commission in Australia; (xv) the impact of privacy, cybersecurity or other data-related laws and regulations; (xvi) the economic, political and other risks associated with international sales and operations; (xvii) the impact on our reputation and business from our responsible business commitments and disclosures; (xviii) our ability to realize the anticipated strategic and financial benefits from our acquisitions, joint ventures and other alliances; (xix) any damage to our reputation due to our dependence on outsourcing certain portions of our operations; (xx) the termination or suspension of our government contracts; (xxi) the impact of infringement or misappropriation of intellectual property by us against third parties or by third parties against us; (xxii) an increase in our cost of borrowing and our ability to access the capital markets due to a credit rating downgrade; (xxiii) our ability to hire and retain key personnel; (xxiv) the impact of adverse changes in the financial markets and corresponding effects on our retirement and post-retirement pension plans; (xxv) the impact of health epidemics, pandemics and similar outbreaks on our business; and (xxvi) risks associated with our use of certain artificial intelligence and machine learning models and systems.

A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2024 including without limitation under the captions “Item 1. Business -- Governmental Regulation,” “-- Forward-Looking Statements” and “Item 1A. Risk Factors” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and Equifax disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,
	2025	2024
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$1,537.0	$1,430.5
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	664.6	630.9
Selling, general and administrative expenses	384.2	352.6
Depreciation and amortization	177.4	164.8
Total operating expenses	1,226.2	1,148.3
Operating income	310.8	282.2
Interest expense	(53.1)	(57.3)
Other income (expense), net	3.6	(0.3)
Consolidated income before income taxes	261.3	224.6
Provision for income taxes	(68.7)	(59.4)
Consolidated net income	192.6	165.2
Less: Net income attributable to noncontrolling interests including redeemable noncontrolling interests	(1.3)	(1.3)
Net income attributable to Equifax	$191.3	$163.9
Basic earnings per common share:
Net income attributable to Equifax	$1.54	$1.32
Weighted-average shares used in computing basic earnings per share	124.0	123.7
Diluted earnings per common share:
Net income attributable to Equifax	$1.53	$1.31
Weighted-average shares used in computing diluted earnings per share	125.0	124.8
Dividends per common share	$0.50	$0.39

EQUIFAX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$189.0	$169.9
Trade accounts receivable, net of allowance for doubtful accounts of $18.8 and $16.9 at June 30, 2025 and December 31, 2024, respectively	1,038.9	957.6
Prepaid expenses	153.7	134.9
Other current assets	120.2	98.2
Total current assets	1,501.8	1,360.6
Property and equipment:
Capitalized internal-use software and system costs	2,929.9	2,817.5
Data processing equipment and furniture	246.9	229.6
Land, buildings and improvements	286.2	285.0
Total property and equipment	3,463.0	3,332.1
Less accumulated depreciation and amortization	(1,550.2)	(1,440.2)
Total property and equipment, net	1,912.8	1,891.9
Goodwill	6,655.2	6,547.8
Indefinite-lived intangible assets	94.8	94.7
Purchased intangible assets, net	1,425.5	1,521.0
Other assets, net	327.8	343.4
Total assets	$11,917.9	$11,759.4
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$847.0	$687.7
Accounts payable	172.1	138.2
Accrued expenses	269.7	251.1
Accrued salaries and bonuses	159.4	215.8
Deferred revenue	112.6	115.5
Other current liabilities	384.7	403.2
Total current liabilities	1,945.5	1,811.5
Long-term debt	4,051.0	4,322.8
Deferred income tax liabilities, net	339.1	351.6
Long-term pension and other postretirement benefit liabilities	105.2	106.7
Other long-term liabilities	241.3	247.2
Total liabilities	6,682.1	6,839.8
Redeemable noncontrolling interests	116.1	105.2
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at June 30, 2025 and December 31, 2024; Outstanding shares - 123.8 and 124.0 at June 30, 2025 and December 31, 2024, respectively	236.6	236.6
Paid-in capital	1,975.3	1,915.2
Retained earnings	6,231.9	6,018.6
Accumulated other comprehensive loss	(559.8)	(722.7)
Treasury stock, at cost, 64.9 and 64.7 shares at June 30, 2025 and December 31, 2024, respectively	(2,774.6)	(2,644.9)
Stock held by employee benefits trusts, at cost, 0.6 shares at June 30, 2025 and December 31, 2024	(5.9)	(5.9)
Total Equifax shareholders’ equity	5,103.5	4,796.9
Noncontrolling interests	16.2	17.5
Total shareholders' equity	5,119.7	4,814.4
Total liabilities, redeemable noncontrolling interests, and shareholders' equity	$11,917.9	$11,759.4

EQUIFAX INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2025	2024
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$326.4	$291.2
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	355.7	333.5
Stock-based compensation expense	46.6	60.3
Deferred income taxes	(7.3)	(39.6)
Gain on sale of equity investment	(0.8)	—
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(69.0)	(111.0)
Other assets, current and long-term	(24.8)	3.8
Current and long term liabilities, excluding debt	(41.8)	(18.0)
Cash provided by operating activities	585.0	520.2
Investing activities:
Capital expenditures	(229.4)	(268.6)
Cash received from divestitures	0.8	—
Cash used in investing activities	(228.6)	(268.6)
Financing activities:
Net short-term payments	(115.9)	(194.2)
Payments on long-term debt	—	(8.8)
Treasury stock purchases	(127.4)	—
Dividends paid to Equifax shareholders	(110.5)	(96.4)
Distributions paid to noncontrolling interests	(4.2)	(3.4)
Proceeds from exercise of stock options and employee stock purchase plan	24.4	38.1
Payment of taxes related to settlement of equity awards	(13.2)	(16.0)
Cash used in financing activities	(346.8)	(280.7)
Effect of foreign currency exchange rates on cash and cash equivalents	9.5	(5.8)
Increase (decrease) in cash and cash equivalents	19.1	(34.9)
Cash and cash equivalents, beginning of period	169.9	216.8
Cash and cash equivalents, end of period	$189.0	$181.9

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(In millions)	Three Months Ended June 30,
					Local Currency	Organic Local Currency
Operating revenue:	2025	2024	$ Change	% Change	% Change (1)	% Change (2)
Verification Services	$567.1	$515.9	$51.2	10%		10%
Employer Services	95.0	97.0	(2.0)	(2)%		(2)%
Total Workforce Solutions	662.1	612.9	49.2	8%		8%
Online Information Solutions (3)	457.8	418.2	39.6	9%		9%
Financial Marketing Services	63.7	60.1	3.6	6%		6%
Total U.S. Information Solutions	521.5	478.3	43.2	9%		9%
Latin America	99.6	97.3	2.3	2%	11%	11%
Europe	99.2	88.2	11.0	12%	6%	6%
Asia Pacific	85.3	84.6	0.7	1%	4%	4%
Canada	69.3	69.2	0.1	—%	1%	1%
Total International	353.4	339.3	14.1	4%	6%	6%
Total operating revenue	$1,537.0	$1,430.5	$106.5	7%	8%	8%

(1)Local currency revenue change is calculated by conforming 2025 results using 2024 exchange rates. Total revenue was negatively impacted by foreign exchange rates by less than 1% for the second quarter of 2025 compared to the second quarter of 2024.

(2)Organic local currency revenue growth is defined as local currency revenue growth, adjusted to reflect an increase in prior year Equifax revenue from the revenue of acquired companies in the prior year period. This adjustment is made for 12 months following the acquisition.

(3)Prior to the first quarter of 2025, Mortgage Solutions was historically reported separately from Online Information Solutions. Beginning in 2025, Mortgage Solutions results are included in Online Information Solutions within the U.S. Information Solutions operating segment. The change has been applied retrospectively for all periods presented within this earnings release.

2. What is the estimate of the change in overall U.S. mortgage hard pull credit inquiry volume that is included in the 2025 third quarter and full year guidance provided?

The change year over year in total U.S. mortgage hard pull credit inquiries received by Equifax in the second quarter of 2025 was a decline of 8%. The guidance provided on page 3 assumes a change year over year in total U.S. mortgage market credit inquiries received by Equifax in the third quarter of 2025 to be down over 12%. For full year 2025, our guidance assumes a decline of over 11%.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A. Reconciliation of net income attributable to Equifax to adjusted net income attributable to Equifax and adjusted diluted EPS attributable to Equifax, defined as net income and EPS, respectively, each adjusted for acquisition-related amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, gain on sale of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs and aggregated tax impact of these adjustments:

	Three Months Ended June 30,
(In millions, except per share amounts)	2025	2024	$ Change	% Change
Net income attributable to Equifax	$191.3	$163.9	$27.4	17%
Acquisition-related amortization expense of certain acquired intangibles (1)	62.5	65.3	(2.8)	(4)%
Accrual for legal and regulatory matters related to the 2017 cybersecurity incident (2)	0.4	—	0.4	nm
Gain on sale of equity investment (3)	(0.8)	—	(0.8)	nm
Foreign currency impact of certain intercompany loans (4)	(0.1)	0.4	(0.5)	nm
Acquisition-related costs other than acquisition amortization (5)	6.1	14.5	(8.4)	(58)%
Income tax effects of stock awards that are recognized upon vesting or settlement (6)	(0.7)	(0.6)	(0.1)	17%
Argentina highly inflationary foreign currency adjustment (7)	1.3	0.1	1.2	nm
Realignment of resources and other costs (8)	4.6	—	4.6	nm
Tax impact of adjustments (9)	(14.9)	(17.0)	2.1	(12)%
Adjusted net income attributable to Equifax	$249.7	$226.6	$23.1	10%
Adjusted diluted EPS attributable to Equifax	$2.00	$1.82	$0.18	10%
Weighted-average shares used in computing diluted EPS	125.0	124.8

nm - not meaningful

(1)During the second quarter of 2025, we recorded acquisition-related amortization expense of certain acquired intangibles of $62.5 million ($50.0 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $12.5 million of tax is comprised of $16.6 million of tax expense, net of $4.1 million of a cash income tax benefit. During the second quarter of 2024, we recorded acquisition-related amortization expense of certain acquired intangibles of $65.3 million ($52.0 million, net of tax). The $13.3 million of tax is comprised of $17.4 million of tax expense, net of $4.1 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.

(2)During the second quarter of 2025, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.4 million. See the Notes to this reconciliation for additional detail.

(3)During the second quarter of 2025, we recorded a gain on sale of an equity investment of $0.8 million ($0.4 million, net of tax). The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(4)During the second quarter of 2025 and 2024, we recorded a foreign currency gain of $0.1 million and a foreign currency loss of $0.4 million, respectively, on certain intercompany loans. The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.

(5)During the second quarter of 2025 and 2024, we recorded $6.1 million ($4.4 million, net of tax) and $14.5 million ($10.8 million, net of tax) respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(6)During the second quarter of 2025 and 2024, we recorded a tax benefit of $0.7 million and $0.6 million, respectively, related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.

(7)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. During the second quarter of 2025 and 2024, we recorded a foreign currency loss of $1.3 million and $0.1 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(8)During the second quarter of 2025, we recorded $4.6 million ($3.5 million, net of tax) of restructuring charges related to contract terminations, which relate to our efforts to complete our cloud technology transformation. See the Notes to this reconciliation for additional detail.

(9)During the second quarter of 2025, we recorded the tax impact of adjustments of $14.9 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $12.5 million ($16.6 million of tax expense, net of $4.1 million of cash income tax benefit), (ii) a tax adjustment of $0.4 million related to the gain on sale of equity investments, (iii) a tax adjustment of $1.7 million related to acquisition-related costs other than acquisition amortization, and (iv) a tax adjustment of $1.1 million related to restructuring charges.

During the second quarter of 2024, we recorded the tax impact of adjustments of $17.0 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $13.3 million ($17.4 million of tax expense, net of $4.1 million of cash income tax benefit) and (ii) a tax adjustment of $3.7 million related to acquisition-related costs other than acquisition amortization.

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, defined as net income excluding income taxes, interest expense, net, depreciation and amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, gain on sale of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs and presentation of adjusted EBITDA margin:

	Three Months Ended June 30,
(In millions)	2025	2024	$ Change	% Change
Revenue	$1,537.0	$1,430.5	$106.5	7%

Net income attributable to Equifax	$191.3	$163.9	$27.4	17%
Income taxes	68.7	59.4	9.3	16%
Interest expense, net*	50.4	54.6	(4.2)	(8)%
Depreciation and amortization	177.4	164.8	12.6	8%
Accrual for legal and regulatory matters related to 2017 cybersecurity incident (1)	0.4	—	0.4	nm
Gain on sale of equity investment (2)	(0.8)	—	(0.8)	nm
Foreign currency impact of certain intercompany loans (3)	(0.1)	0.4	(0.5)	nm
Acquisition-related amounts other than acquisition amortization (4)	6.1	14.5	(8.4)	(58)%
Argentina highly inflationary foreign currency adjustment (5)	1.3	0.1	1.2	nm
Realignment of resources and other costs (6)	4.6	—	4.6	nm
Adjusted EBITDA, excluding the items listed above	$499.3	$457.7	$41.6	9%
Adjusted EBITDA margin	32.5%	32.0%

nm - not meaningful
*Excludes interest income of $2.7 million in both 2025 and 2024.

(1)During the second quarter of 2025, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.4 million. See the Notes to this reconciliation for additional detail.

(2)During the second quarter of 2025, we recorded a gain on sale of an equity investment of $0.8 million ($0.4 million, net of tax). The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

(3)During the second quarter of 2025 and 2024, we recorded a foreign currency gain of $0.1 million and a foreign currency loss of $0.4 million, respectively, on certain intercompany loans. The impact was recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.

(4)During the second quarter of 2025 and 2024, we recorded $6.1 million ($4.4 million, net of tax) and $14.5 million ($10.8 million, net of tax) respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.

(5)Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers in 2018. During the second quarter of 2025 and 2024, we recorded a foreign currency loss of $1.3 million and $0.1 million, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.

(6)During the second quarter of 2025, we recorded $4.6 million ($3.5 million, net of tax) of restructuring charges related to contract terminations, which relate to our efforts to complete our cloud technology transformation. See the Notes to this reconciliation for additional detail.

C. Reconciliation of operating income by segment to Adjusted EBITDA, excluding depreciation and amortization expense, other income, net, noncontrolling interest, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, gain on sale of equity investment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, Argentina highly inflationary foreign currency adjustment, realignment of resources and other costs and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three Months Ended June 30, 2025
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$662.1	$521.5	$353.4	—	$1,537.0
Operating income	307.3	118.0	38.6	(153.1)	310.8
Depreciation and amortization	44.8	62.8	46.1	23.7	177.4
Other (expense) income, net*	(0.1)	0.7	1.4	(1.1)	0.9
Noncontrolling interest	—	—	(1.3)	—	(1.3)
Adjustments (1)	1.1	0.9	8.6	0.9	11.5
Adjusted EBITDA	$353.1	$182.4	$93.4	$(129.6)	$499.3
Operating margin	46.4%	22.6%	10.9%	nm	20.2%
Adjusted EBITDA margin	53.3%	35.0%	26.4%	nm	32.5%

nm - not meaningful
*Excludes interest income of $2.3 million in International and $0.4 million in General Corporate Expense.

(In millions)	Three Months Ended June 30, 2024
	Workforce Solutions	U.S. Information Solutions	International	General Corporate Expense	Total

Revenue	$612.9	$478.3	$339.3	—	$1,430.5
Operating income	272.7	98.6	40.4	(129.5)	282.2
Depreciation and amortization	44.4	57.0	43.5	19.9	164.8
Other income (expense), net*	—	0.3	0.6	(3.9)	(3.0)
Noncontrolling interest	—	—	(1.3)	—	(1.3)
Adjustments (1)	6.6	2.7	3.7	2.0	15.0
Adjusted EBITDA	$323.7	$158.6	$86.9	$(111.5)	$457.7
Operating margin	44.5%	20.6%	11.9%	nm	19.7%
Adjusted EBITDA margin	52.8%	33.2%	25.6%	nm	32.0%

nm - not meaningful
*Excludes interest income of $2.1 million in International and $0.6 million in General Corporate Expense.

(1)During the second quarter of 2025, we recorded pre-tax expenses of $0.4 million for an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, an $0.8 million gain on sale of equity investment, a $0.1 million foreign currency gain on certain intercompany loans, $6.1 million for acquisition-related costs other than acquisition amortization, a foreign currency loss of $1.3 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy, and $4.6 million of restructuring charges for the realignment of resources and other costs.

During the second quarter of 2024, we recorded a $0.4 million foreign currency loss on certain intercompany loans, $14.5 million in acquisition-related costs other than acquisition amortization, and a $0.1 million foreign currency loss related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Diluted EPS attributable to Equifax is adjusted for the following items:

Acquisition-related amortization expense - During the second quarter of 2025 and 2024, we recorded acquisition-related amortization expense of certain acquired intangibles of $62.5 million ($50.0 million, net of tax) and $65.3 million ($52.0 million, net of tax), respectively. We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Accrual for legal and regulatory matters related to the 2017 cybersecurity incident - Accrual for legal and regulatory matters related to the 2017 cybersecurity incident includes legal fees to respond to subsequent litigation and government investigations for both periods presented. During the second quarter of 2025, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $0.4 million. Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Gain on sale of equity investment - During the second quarter of 2025, we recorded a gain on sale of an equity investment of $0.8 million ($0.4 million, net of tax). Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended June 30, 2025, since the non-operating gain is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Foreign currency impact of certain intercompany loans - During the second quarter of 2025 and 2024, we recorded a gain of $0.1 million and a loss of $0.4 million, respectively, related to foreign currency impact of certain intercompany loans. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Acquisition-related costs other than acquisition amortization - During the second quarter of 2025 and 2024, we recorded $6.1 million ($4.4 million, net of tax) and $14.5 million ($10.8 million, net of tax), respectively, for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisitions and were recorded in operating income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting, and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - During the second quarter of 2025 and 2024, we recorded a tax benefit of $0.7 million and $0.6 million, respectively, related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three months ended June 30, 2025 and 2024 because these amounts are non-operating and relate to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Argentina highly inflationary foreign currency adjustment - Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. We recorded a foreign currency loss of $1.3 million and $0.1 million during the second quarter of 2025 and 2024, respectively, as a result of remeasuring the peso denominated monetary assets and liabilities due to Argentina being highly inflationary. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Charge related to the realignment of resources and other costs - During the second quarter of 2025, we recorded $4.6 million ($3.5 million, net of tax) of restructuring charges related to contract terminations, which relate to our efforts to complete our cloud technology transformation. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended June 30, 2025 since the charges are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and EBITDA margin - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.